                                                                 EXHIBIT (f) (1)
                                    FORM OF
                        DEFERRED COMPENSATION AGREEMENT


                  AGREEMENT, made on this ____ day of _______________, _______
by and between each of the funds listed on Schedule A attached hereto as may be amended from time to time, each a registered investment company having its principal offices at 1 Parkview Plaza, PO Box 5555, Oakbrook Terrace, Illinois 60181-5555 (collectively the "Funds" or individually the "Fund"), and Trustee/Director's Name, residing at Trustee/Director's Address (the "Trustee").


                  WHEREAS, the Fund and the Trustee desire to enter into an agreement whereby the Fund will provide to the Trustee a vehicle under which the Trustee can defer receipt of trustees' fees payable by the Fund.

                  NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, the Fund and the Trustee hereby agree as follows:

1.       DEFINITION OF TERMS AND CONSTRUCTION

                 1.1 Definitions. Unless a different meaning is plainly implied by the context, the following terms as used in this Agreement shall have the following meanings:

                      (a) "Beneficiary" shall mean such person or persons designated pursuant to Section 4.3 hereof to receive benefits after the death of the Trustee.
                      (b) "Board of Trustees" shall mean the Board of Trustees or Board of Directors, as the case may be, of the Fund.

                      (c) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

                      (d) "Compensation" shall mean the amount of trustee's fees paid by the Fund to the Trustee during a Deferral Year prior to reduction for Compensation Deferrals made under this Agreement.

                      (e) "Compensation Deferral" shall mean the amount or amounts of the Trustee's Compensation deferred under the provisions of Section 3 of this Agreement.
                      (f) "Deferral Account" shall mean the account maintained to reflect the Trustee's Compensation Deferral made pursuant to Section 3 hereof and any other credits or debits thereto.

                      (g) "Deferral Year" shall mean each calendar year during which the Trustee makes, or is entitled to make, a Compensation Deferral under
Section 3 hereof.
                      (h) "Valuation Date" shall mean any day upon which the Fund makes a valuation of the Deferral Account and shall, at a minimum, be the last business day of each calendar quarter.

                  1.2 Plurals and Gender. Where appearing in this Agreement the singular shall include the plural and the masculine shall include the feminine, and vice versa, unless the context clearly indicates a different meaning.

                  1.3 Headings. The headings and subheadings in this Agreement are inserted for the convenience of reference only and are to be ignored in any construction of the provisions hereof.

2.   PERIOD DURING WHICH COMPENSATION DEFERRALS ARE PERMITTED

                  2.1 Commencement of Compensation Deferrals. The Trustee may elect, on a form provided by, and submitted to, the President of the Fund, to commence Compensation Deferrals under Section 3 hereof for the period beginning on the later of (i) the date this Agreement is executed or (ii) the date such form is submitted to the President of the Fund.

                  2.2 Termination of Deferrals. The Trustee shall not be eligible to make Compensation Deferrals after the earlier of the following dates:

                      (a) The date of which he ceases to serve as a Trustee of the Fund; or

                      (b) The effective date of the termination of this Agreement.


3.       COMPENSATION DEFERRALS

                  3.1  Compensation Deferral Elections.

                      (a)  The Trustee may elect, on the form described in
Section 2.1 hereof, to defer the receipt of all or a portion of the Compensation for such Deferral Year.Such writing shall set forth the amount of such Compensation Deferral (in whole percentage amounts). Such election shall continue in effect for all subsequent Deferral Years unless it is canceled or modified as provided below.

                           (b)  Compensation Deferrals shall be withheld from
each payment of Compensation by the Fund to the Trustee based upon the percentage amount elected by the Trustee under Section 3.1(a) hereof.

                           (c)  The  Trustee may cancel or modify the amount
of his Compensation Deferrals on a prospective basis by submitting to the President of the Fund a revised Compensation Deferral election form. Such change will be effective as of the first day following the date such revision is submitted to the President of the Fund.

                  3.2      Valuation of Deferral Account.

                           (a)  The Fund shall establish a bookkeeping Deferral
Account to which will be credited an amount equal to the Trustee's Compensation Deferrals under this Agreement. Compensation Deferrals shall be allocated to the Deferral Account on the first business day following the date such Compensation Deferrals are withheld from the Trustee's Compensation. The Deferral Account shall be debited to reflect any distributions from such Account. Such debits shall be debited to the Deferral Account as of the date such distributions are made.

                           (b)  Any Compensation Deferrals made into a Trustee's
Deferral Account will be valued as if such amounts are invested in the manner set forth under Section 3.3 beginning as of the close of business on the last day of the month in which such Compensation Deferrals were credited to such Trustee's Deferral Account. As of each Valuation Date, income, gain and loss equivalents (determined as if the Deferral Account is invested in the manner est forth herein) attributable to the period following the next preceding Valuation Date shall be credited to and/or deducted from the Trustee's Deferral Account.

                  3.3      Investment of Deferral Account Balance.

                           (a)   (1)   The Trustee may select, from various
options made available by the Fund, the investment media in which all or part of his Deferral Account shall be deemed to be invested.

                                 (2)   The Trustee shall make an investment
designation on a form provided by the President of the Fund which shall remain effective until another valid direction has been made by the Trustee as herein provided. On the investment designation form, the Trustee may select from underlying investment securities from theoptions made available to the Trustee pursuant to Section 3.3(a)(1). The Trustee may amend the investment designation only once each calendar quarter by giving written direction to the President of the Fund. Unless otherwise specified, a Trustee's amendment to an investment designation applies only to future compensation Deferrals. A Trustee may amend the investment designation for existing amounts in the Trustee's Deferral Account provided, however, that such changes in investment designation will only be valid and applied to the existing amounts in the Trustee's Deferral Account if the Trustee provides sufficient instruction regarding amounts to be exchanged. A change in investment designation will be valid only if, after giving effect to such change in investment designation, the Trustee has selected investment securities from the options made available to the Trustee pursuant to Section 3.3(a)(1). A timely, valid change in a Trustee's investment designation shall become effective as of the close of business on the last day of the calendar quarter following receipt by the President of the Fund.

                                    (3)   The  investment  media  deemed to be
made available to the Trustee, and any limitation on the maximum or minimum percentages of the Trustee's Deferral Account that may be invested in any particular medium, shall be the same as from time to time communicated to the Trustee by the President of the Fund.

                             (b)    Except  as  provided  below,  the  Trustee's
Deferral Account shall be deemed to be invested in accordance with the investment designations, provided such designations conform to the provisions of this Section. If:

                                    (1)  the Trustee  does not furnish the
            President of the Fund with written investment instructions,

                                    (2)  the written investment instructions
            from the Trustee are unclear, or

                                    (3)  less than all of the Trustee's Deferral
            Account is covered by such written investment instructions,

then the Trustee's Deferral Account shall be deemed to be invested in the Fund until such time as the Trustee shall provide the President of the Fund with complete investment instructions. Notwithstanding the above, the Board of Trustees, in its sole discretion, may disregard the Trustee's election and determine that all Compensation Deferrals shall be deemed to be invested in the Fund.

                  The Fund shall provide an annual statement to the Trustee showing such information as is appropriate, including the aggregate amount in the Deferral Account, as of a reasonably current date.

4.       DISTRIBUTIONS FROM DEFERRAL ACCOUNT

         4.1 In General. Distributions from the Trustee's Deferral Account shall be paid in cash, in generally equal annual installments over a period of five
(5) years beginning on the date of the Trustee's retirement or disability, except that the Board of Trustees may, in its sole discretion, accelerate or, with the consent of the Trustee, extend the distribution of such Deferral Account. Notwithstanding the foregoing, in the event of the liquidation, dissolution or winding up of the Fund or the distribution of all or substantially all of the Fund's assets and property relating to one or more series of its shares to the shareholders (for this purpose a sale, conveyance or transfer of the Fund's assets to a trust, partnership, association or corporation in exchange for cash, shares or other securities with the transfer being made subject to, or with the assumption by the transferee of, the liabilities of the Fund shall not be deemed a termination of the Fund or such a distribution), all unpaid amounts in the Deferral Account as of the effective date thereof shall be paid in a lump sum on such effective date.

                  4.2 Death Prior to Distribution of Deferral Account. Upon the death of the Trustee prior to the commencement of the distribution of the amounts credited to the Deferral Account, the Deferral Account shall be distributed to the Beneficiary over a period of five (5) years beginning as soon as practicable after the Trustee's death. In the event of the death of the Trustee after the commencement of such distribution, but prior to the complete distribution of the Deferral Account, the balance of the amounts in the Deferral Account shall be distributed to the Beneficiary over the remaining period during which such amounts were distributable to the Trustee under Section 4.1 hereof. In the event the Trustee survives the designated Beneficiary, the balance of such Deferral Account shall be paid in a lump sum to such Trustee's estate. Notwithstanding the above, the Board of Trustees may, in its sole discretion, accelerate or, with the consent of the Beneficiary or the Trustee's estate, as applicable, extend the distribution of the Deferral Account.

                  4.3 Designation of Beneficiary. For purposes of Section 4.2 hereof, the Trustee's Beneficiary shall be the person or persons so designated by the Trustee in a written instrument submitted to the President of the Fund. In the event the Trustee fails to properly designate a Beneficiary, the balance of such Trustee's Deferred Account shall be paid in a lump sum to such Trustee's estate.

                  4.4 Payments Due Missing Persons. The Fund shall make a reasonable effort to locate all persons entitled to benefits under this Agreement. However, notwithstanding any provisions of this Agreement to the contrary, if, after a period of five (5) years from the date such benefit shall be due, any such persons entitled to benefits have not been located, their rights under this Agreement shall stand suspended. Before this provision becomes operative, the Fund shall send a certified letter to all such persons to their last known address advising them that their benefits under this Agreement shall be suspended. Any such suspended amounts shall be held by the Fund for a period of three (3) additional years (or a total of eight (8) years from the time the benefits first become payable) and thereafter, if unclaimed, such amounts shall be forfeited.


5.       AMENDMENTS AND TERMINATION

                  5.1    Amendments.

                         (a) The Fund and the Trustee may, by a written
instrument signed by both such parties, amend this Agreement at any time and in any manner.
                         (b) The Fund reserves the right to amend, in whole or
in part, and in any manner, any or all of the provisions of this Agreement by action of its Board of Trustees for the purposes of complying with any provision of the Code or any other technical or legal requirements, provided that:

                                    (1)  No  such  amendment shall make it
         possible for any part of the Trustee's Deferral Account to be used for, or diverted to, purposes other than for the exclusive benefit of the Trustee or the Beneficiaries, except to the extent otherwise provided in this Agreement; and
                                    (2)  No such  amendment may reduce the
         amount of the Trustee's Deferral Account as of the effective date of such amendment.

                  5.2 Termination. The Trustee and the Fund may, by written instrument signed by both such parties, terminate this Agreement at any time. The rights of the Trustee to the Deferral Account shall become payable as of the Valuation Date next following the effective date of the termination of this Agreement.


6.       MISCELLANEOUS.

                  6.1      Rights of Creditors.

                           (a)      This Agreement is unfunded. Neither the
Trustee nor any other persons shall have any interest in any specific asset or assets of the Fund by reason of any Deferral Account hereunder, nor any rights to receive distribution of the Deferral Account except and as to the extent expressly provided hereunder. The Fund shall not be required to purchase, hold or dispose of any investments pursuant to this Agreement; however, if in order to cover its obligations hereunder the Fund elects to purchase any investments the same shall continue for all purposes to be a part of the general assets and property of the Fund, subject to the claims of its general creditors and no person other than the Fund shall by virtue of the provisions of this Agreement have any interest in such assets other than an interest as a general creditor.

                           (b)      The rights of the Trustee and the
Beneficiaries to the amounts held in the Deferral Account are unsecured and shall be subject to the creditors of the Fund. With respect to the payment of amounts held under the Deferral Account, the Trustee and the Beneficiaries have the status of unsecured creditors of the Fund. This Agreement is executed on behalf of the Fund by an officer of the Fund as such and not individually. Any obligation of the Fund hereunder shall be an unsecured obligation of the Fund and not of any other person.

                  6.2 Agents. The Fund may employ agents and provide for such clerical, legal, actuarial, accounting, advisory or other services as it deems necessary to perform its duties under this Agreement. The Fund shall bear the cost of such services and all other expenses it incurs in connection with the administration of this Agreement.

                  6.3 Liability and Indemnification. Except for its own gross negligence, willful misconduct or willful breach of the terms of this Agreement, the Fund shall be indemnified and held harmless by the Trustee against liability or losses occurring by reason of any act or omission of the Fund or any other person.

                  6.4 Incapacity. If the Fund shall receive evidence satisfactory to it that the Trustee or any Beneficiary entitled to receive any benefit under the Agreement is, at the time when such benefit becomes payable, a minor, or is physically or mentally incompetent to receive such benefit and to give a valid release therefor, and that another person or an institution is then maintaining or has custody of the Trustee or Beneficiary and that no guardian, committee or other representative of the estate of the Trustee or Beneficiary shall have been duly appointed, the Fund may make payment of such benefit otherwise payable to the Trustee or Beneficiary to such other person or institution, including a custodian under the Uniform Gifts to Minors Act or corresponding legislation (such custodian shall be an adult, a guardian of the minor or a trust company), and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit.

                  6.5 Cooperation of Parties. All parties to this Agreement and any person claiming any interest hereunder agree to perform any and all acts and execute any and all documents and papers which are necessary or desirable for carrying out this Agreement or any of its provisions.

                  6.6 Governing Law. This Agreement is made and entered into in the State of Illinois, and all matters concerning its validity, construction and administration shall be governed by the laws of the State of Illinois.

                  6.7 Nonguarantee of Trusteeship. Nothing contained in this Agreement shall be construed as a contract or guarantee of the right of the Trustee to be, or remain as, a trustee of the Fund or to receive any, or any particular rate of, Compensation.

                  6.8 Counsel. The Fund may consult with legal counsel with respect to the meaning or construction of this Agreement or its obligations or duties hereunder or with respect to any action or proceeding or any question of law, and it shall be fully protected with respect to any action taken or omitted by it in good faith pursuant to the advice of legal counsel.

                  6.9 Spendthrift Provision. The Trustee's and Beneficiaries' interests in the Deferral Account may not be anticipated, sold, encumbered, pledged, mortgaged, charged, transferred, alienated, assigned nor become subject to execution, garnishment or attachment, and any attempt to do so by any person shall render the Deferral Amount immediately forfeitable.

                  6.10 Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by United States registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight delivery service providing for a signed return receipt, addressed to the Trustee at the home address set forth in the Fund's records and to the Fund at the address set forth on the first page of this Agreement, provided that all notices to the Fund shall be directed to the attention of the President of the Fund or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                  6.11 Entire Agreement. This Agreement contains the entire understanding between the Fund and the Trustee with respect to the payment of non-qualified elective deferred compensation by the Fund to the Trustee.

                  6.12 Interpretation of Agreement. Interpretations of, and determinations related to, this Agreement made by the Fund in good faith, including any determinations of the amounts of the Deferral Account, shall be conclusive and binding upon all parties; and the Fund shall not incur any liability to the Trustee for any such interpretation or determination so made or for any other action taken by it in connection with this Agreement in good faith.

                  6.13 Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the Fund and its successors and assigns and to the Trustee and such Trustee's heirs, executors, administrators and personal representatives.

                  6.14 Severability. In the event any one or more provisions of this Agreement are held to be invalid or unenforceable, such illegality or unenforceability shall not affect the validity or enforceability of the other provisions hereof and such other provisions shall remain in full force and effect unaffected by such invalidity or unenforceability.

                  6.15 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Deferred Compensation Agreement to be executed as of the day and year first above written.


                                              On behalf of the Funds
                                              listed on Schedule A
                                              attached hereto:


                                              By:
                                                 ------------------------
                                              Name:
                                                   ----------------------
                                              Title:
                                                    ---------------------






                                              On behalf of theTrustee/Director
                                              listed on page 1 hereto:


                                              ----------------------------------
                                                 Trustee/Director's Signature